China 3C Group Reports Preliminary Second Quarter 2008
Financial Results

HANGZHOU, China, July 10, 2008 -- China 3C Group (OTCBB: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced preliminary financial results for the second quarter ended June 30, 2008.

Net sales for the second quarter 2008 is expected to be in the range of $81.5-$82.5 million, which would be a 26%-28% increase compared to the prior year second quarter results of $64.5 million.

Net income for the second quarter 2008 is expected to be in the range of $7.3-$7.4 million, which would be a 33%-35% increase compared to the prior year second quarter results of $5.5 million. Second quarter 2008 diluted earnings per share is expected to be approximately $0.14 compared to $0.10 in the same period last year.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer commented, “We are very pleased with our preliminary second quarter results, which exceeded our internal plan. Our sales growth benefitted from a net increase in new doors, healthy demand for electronic products in most of our key categories, a broader product selection from the prior year period as well as from certain, new consumer-oriented programs that focus on service and increasing awareness of our expanding portfolio of brands.

Our net income improved largely due to increased sales results, the exit from unproductive doors as well as a lower tax rate in the second quarter compared to the prior year. We also anticipate a sequential improvement in gross margin for the second quarter. Overall, we are encouraged with our second quarter performance and continue to work aggressively to further enhance our position in China’s electronic consumer industry,” concluded Wang.

The Company will disclose more detailed information related to its second quarter performance when it officially reports its second quarter 2008 financial results sometime during the first half of August 2008.

About China 3C
China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

Forward-looking Statements:
Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, contact:

In the U.S.:
Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

In Asia:
Dan Joseph
ICR, Inc.
Tel: 86-21-6122-1077